Exhibit 99.1
Ensco International Incorporated 500 North Akard Suite 4300 Dallas, TX 75201-3331 Phone: (214) 397-3000 www.enscointernational.com	News Release

Ensco International Reports Third Quarter 2008 Results

Dallas, Texas, October 23, 2008 ... Ensco International Incorporated (NYSE: ESV) reported net income of $282.3 million ($1.99 per diluted share) on revenues of $635.8 million for the quarter ended September 30, 2008, as compared to $266.7 million ($1.82 per diluted share) on revenues of $536.4 million for the year earlier quarter.

The Company incurred a loss from discontinued operations for the third quarter of 2008 (net of tax) of $18.9 million ($0.13 per diluted share) related to the loss of ENSCO 74, a Gulf of Mexico jackup rig that was presumed to have sunk in the aftermath of Hurricane Ike in September. Income from continuing operations was $301.2 million ($2.13 per diluted share) for the quarter ended September 30, 2008, as compared to income from continuing operations of $259.4 million ($1.77 per diluted share) for the quarter ended September 30, 2007.

For the nine months ended September 30, 2008, net income was $851.0 million ($5.97 per diluted share) on revenues of $1,828.3 million as compared to $753.4 million ($5.08 per diluted share) on revenues of $1,570.9 million for the year earlier nine month period. Income from continuing operations for the nine months ended September 30, 2008 was $859.5 million ($6.03 per diluted share) as compared to income from continuing operations of $733.3 million ($4.94 per diluted share) for the nine months ended September 30, 2007.

The average day rate for Ensco's 43-rig jackup fleet for the quarter ended September 30, 2008, increased 10% to $156,900, as compared to $142,100 in the prior year quarter. Utilization of the Company's jackup fleet was 97% in the third quarter of 2008 compared to 90% in the third quarter of 2007.

Dan Rabun, Chairman, President and Chief Executive Officer, commented on the Company's results, strategic deepwater initiative and outlook: "We reported another solid quarter despite weather-related issues that adversely impacted financial results, most notably the loss of one of our Gulf of Mexico jackup rigs as a result of Hurricane Ike. We also experienced $16.3 million of deferred revenues related to waiting on weather on two rigs in New Zealand, where we earned day rates but deferred recognition of the revenue until commencement of drilling operations in accordance with applicable accounting standards. Increases in average day rates in all regions and higher utilization of our jackup rig fleet contributed to the sequential improvement in our third quarter results.

"The first of our seven new ENSCO 8500 Series® ultra-deepwater semis, ENSCO 8500, was delivered in late September and currently is mobilizing to the Gulf of Mexico. Following completion of rig commissioning, mobilization and final outfitting, the rig is scheduled to commence operations under a four-year drilling contract by mid-first quarter 2009. With the expected total fleet addition of the seven new 8500 Series deepwater rigs by 2012, we anticipate that our deepwater rig fleet will contribute approximately one-third of our revenue once all the new rigs are delivered and operational.

"Our balance sheet remains strong. We ended the third quarter with more cash and liquid investments than debt, $486 million of cash and short-term investments against $300 million of debt. Half of our debt is not due until 2027, and our debt repayments on the balance are less than $20 million annually.

"Although it is difficult to predict the impact of the current global financial crisis upon our customers and markets, we believe our strong balance sheet, favorable contract backlog, conservative approach to internally funding our new rig expansion program and the growing contribution from our 8500 Series ultra-deepwater rigs will be a competitive advantage for the Company in years to come."

Statements contained in this news release that state the Company's or management's intentions, hopes, beliefs, expectations, anticipations, projections, confidence, schedules, or predictions of the future are forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995.

Forward-looking statements include words or phrases such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "could," "may," "might," "should," "will" and words and phrases of similar import. The forward-looking statements include, but are not limited to, statements regarding future operations, future revenue contributions of the 8500 Series rigs, industry trends or conditions and the business environment; statements regarding future levels of, or trends in, day rates, utilization, revenues, operating expenses, contract backlog, capital expenditures, insurance, financing and funding; statements regarding future construction (including rig construction in progress and timing of completion thereof), enhancement, upgrade or repair of rigs and timing thereof; future mobilization, relocation or other movement of rigs and timing thereof; future availability or suitability of rigs and timing thereof; and statements regarding the likely outcome of litigation, legal proceedings, investigations or claims and timing thereof.

Forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Numerous factors could cause actual results to differ materially from those in the forward-looking statements, including, (i) industry conditions and competition, including changes in rig supply and demand or new technology, (ii) risks associated with the current global economic crisis and its impact upon capital markets and liquidity, (iii) prices of oil and natural gas in general, and the recent precipitous drop in prices in particular, and the impact of commodity prices upon future levels of drilling activity and expenditures, (iv) material changes in recognition of revenue resulting from the deferral of revenues payable by our customers for mobilization of our drilling rigs, waiting on weather or time in shipyards that are deferred until we commence drilling operations, (v) excess rig availability or supply resulting from delivery of new drilling rigs, (vi) heavy concentration of our rig fleet in premium jackups, (vii) cyclical nature of the industry, (viii) worldwide expenditures for oil and gas drilling, (ix) operational risks, including hazards created by severe storms and hurricanes, (x) risks associated with offshore rig operations or rig relocations in general, and in foreign jurisdictions in particular, (xi) renegotiation, nullification or breach of contracts or letters of intent with customers or other parties, including failure to negotiate definitive contracts following announcements or receipt of letters of intent, (xii) changes in the dates new contracts actually commence, (xiii) changes in the dates our rigs will enter a shipyard, be delivered, return to or enter service, (xiv) risks inherent to domestic and foreign shipyard rig construction, repair or enhancement, including risks associated with concentration of our ENSCO 8500 Series® rig construction contracts in a single foreign shipyard, unexpected delays in equipment delivery and engineering or design issues following shipyard delivery, (xv) availability of transport vessels to relocate rigs, (xvi) environmental or other liabilities, risks or losses, whether related to hurricane equipment damage, losses or liabilities (including wreckage or debris removal) in the Gulf of Mexico or otherwise, that may arise in the future which are not covered by insurance or indemnity in whole or in part, (xvii) limited availability of economic insurance coverage for certain perils such as hurricanes in the Gulf of Mexico or associated removal of wreckage or debris, (xviii) self-imposed or regulatory limitations on drilling locations in the Gulf of Mexico during hurricane season, (xix) impact of current and future government laws and regulation affecting the oil and gas industry in general and our operations in particular, including taxation as well as repeal or modification of same, (xx) political and economic uncertainties, (xxi) our ability to attract and retain skilled personnel, (xxii) expropriation, nationalization, deprivation, terrorism or military action impacting our operations, assets or financial performance, (xxiii) outcome of litigation, legal proceedings, investigations or claims, (xxiv) adverse changes in foreign currency exchange rates, (xxv) potential reduction in fair value of our auction rate securities, and (xxvi) other risks as described from time to time as Risk Factors and otherwise in the Company's SEC filings.

Copies of such SEC filings may be obtained at no charge by contacting our investor relations department at 214-397-3045 or by referring to the investor relations section of our website at http://www.enscointernational.com. All information in this press release is as of October 23, 2008. The Company undertakes no duty to update any forward-looking statement, to conform the statement to actual results, or reflect changes in the Company's expectations.

Ensco, headquartered in Dallas, Texas, provides contract drilling services to the global petroleum industry.

Contact: Richard LeBlanc, (214) 397-3011

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Ensco will conduct a conference call at 10:00 a.m. Central Time on Thursday, October 23, 2008, to discuss its third quarter 2008 results. The call will be broadcast live over the Internet at www.enscointernational.com. Interested parties also may listen to the call by dialing (719) 325-4897. We recommend that participants call five to ten minutes before the scheduled start time.

A replay of the conference call will be available by phone for 48 hours after the call by dialing (719) 457-0820 (access code 4169213). A transcript of the call and access to a replay or MP3 download can be found on-line on the Ensco web site www.enscointernational.com in the Investors Section.

ENSCO INTERNATIONAL INCORPORATED CONDENSED CONSOLIDATED STATEMENT OF INCOME (In millions, except per share data) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

OPERATING REVENUES	$635.8	$536.4	$1,828.3	$1,570.9

OPERATING EXPENSES
Contract drilling (exclusive of depreciation)	193.4	175.5	591.5	500.6
Depreciation	47.7	46.2	141.6	136.0
General and administrative	15.2	11.5	41.7	46.6

	256.3	233.2	774.8	683.2

OPERATING INCOME	379.5	303.2	1,053.5	887.7

OTHER INCOME (EXPENSE)
Interest income	3.2	7.1	11.9	19.6
Interest expense, net	--	--	--	(1.9)
Other, net	(9.7)	2.7	(7.1)	9.5

	(6.5)	9.8	4.8	27.2

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	373.0	313.0	1,058.3	914.9

PROVISION FOR INCOME TAXES	71.8	53.6	198.8	181.6

INCOME FROM CONTINUING OPERATIONS	301.2	259.4	859.5	733.3

DISCONTINUED OPERATIONS, NET	(18.9)	7.3	(8.5)	20.1

NET INCOME	$282.3	$266.7	$851.0	$753.4

EARNINGS (LOSS) PER SHARE - BASIC
Continuing operations	$ 2.13	$ 1.78	$ 6.04	$ 4.96
Discontinued operations	(0.13)	0.05	(0.06)	0.14

	$ 2.00	$ 1.83	$ 5.98	$ 5.10

EARNINGS (LOSS) PER SHARE - DILUTED
Continuing operations	$ 2.13	$ 1.77	$ 6.03	$ 4.94
Discontinued operations	(0.13)	0.05	(0.06)	0.14

	$ 1.99	$ 1.82	$ 5.97	$ 5.08

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	141.1	145.9	142.2	147.8
Diluted	141.6	146.6	142.6	148.4

ENSCO INTERNATIONAL INCORPORATED CONDENSED CONSOLIDATED BALANCE SHEET (In millions)

	September 30,	December 31,
	2008	2007
	(Unaudited)

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$ 447.6	$ 629.5
Short-term investments	38.4	--
Accounts receivable, net	519.5	383.2
Other	126.3	116.6

Total current assets	1,131.8	1,129.3

PROPERTY AND EQUIPMENT, NET	3,774.4	3,358.9

GOODWILL	336.2	336.2

LONG-TERM INVESTMENTS	70.2	--

OTHER ASSETS, NET	144.6	144.4

	$5,457.2	$4,968.8

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$ 352.5	$ 484.4
Current maturities of long-term debt	17.2	19.1

Total current liabilities	369.7	503.5

LONG-TERM DEBT	282.9	291.4

DEFERRED INCOME TAXES	346.7	352.0

OTHER LIABILITIES	81.8	69.9

STOCKHOLDERS' EQUITY	4,376.1	3,752.0

	$5,457.2	$4,968.8

ENSCO INTERNATIONAL INCORPORATED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (In millions) (Unaudited)

	Nine Months Ended September 30,
	2008	2007

OPERATING ACTIVITIES
Net income	$ 851.0	$ 753.4
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation expense	141.6	136.0
Changes in operating assets and liabilities	(317.7)	(60.6)
Other	68.5	15.2

Net cash provided by operating activities of continuing operations	743.4	844.0

INVESTING ACTIVITIES
Additions to property and equipment	(654.1)	(407.6)
Other	(33.3)	5.6

Net cash used in investing activities	(687.4)	(402.0)

FINANCING ACTIVITIES
Repurchase of common stock	(259.5)	(423.3)
Proceeds from exercise of stock options	27.3	29.8
Cash dividends paid	(10.7)	(11.2)
Reduction of long-term borrowings	(10.5)	(8.6)
Other	5.3	5.5

Net cash used in financing activities	(248.1)	(407.8)

Effect of exchange rate fluctuations on cash and cash equivalents	(7.6)	(0.1)

Net cash provided by operating activities of discontinued operations	17.8	23.0

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(181.9)	57.1

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	629.5	565.8

CASH AND CASH EQUIVALENTS, END OF PERIOD	$ 447.6	$ 622.9

ENSCO INTERNATIONAL INCORPORATED OPERATING STATISTICS (Unaudited)

			Second
	Third Quarter		Quarter
	2008	2007	2008

Contract drilling
Average day rates
Jackup rigs
Asia Pacific	$156,951	$132,876	$152,906
Europe/Africa	226,080	203,117	217,710
North and South America	108,174	106,183	94,796

Total jackup rigs	156,860	142,118	148,441
Semisubmersible rig - N. America	361,612	200,716	365,496
Barge rig - Asia Pacific	73,080	71,496	72,132

Total	$160,077	$141,785	$151,932

Utilization
Jackup rigs
Asia Pacific	96%	99%	91%
Europe/Africa	96%	90%	97%
North and South America	98%	77%	100%

Total jackup rigs	97%	90%	95%
Semisubmersible rig - N. America	87%	97%	98%
Barge rig - Asia Pacific	50%	100%	100%

Total	96%	90%	96%